Exhibit (k)(15)

SIXTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

THIS SIXTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is made as of the 25th day of March, 2013, by and among MAIN STREET CAPITAL CORPORATION, a Maryland corporation (the “Borrower”), the INITIAL GUARANTORS identified in the Credit Agreement (as defined below) (the “Guarantors”), BRANCH BANKING AND TRUST COMPANY (the “Administrative Agent”), and all of the LENDERS, as defined in the Credit Agreement (the “Lenders”).

R E C I T A L S:

The Borrower, the Guarantors, the Administrative Agent and the Lenders have entered into a certain Amended and Restated Credit Agreement dated as of September 20, 2010, as amended by the Supplement and Joinder Agreement dated January 7, 2011, the First Amendment to Credit Agreement dated as of June 28, 2011, the Second Amendment to Credit Agreement dated as of July 29, 2011, the Third Amendment to Amended and Restated Credit Agreement and First Amendment to Amended and Restated Custodial Agreement dated as of November 21, 2011, the Supplement and Joinder dated December 30, 2011, the Fourth Amendment to Amended and Restated Credit Agreement dated as of May 2, 2012, the Supplement and Joinder to Amended and Restated Credit Agreement dated as of July 17, 2012 and the Fifth Amendment to Amended and Restated Credit Agreement and First Amendment to each of the Security Agreement and the Pledge Agreement dated November 1, 2012 (as amended and supplemented, the “Credit Agreement”).  Capitalized terms used in this Amendment that are not otherwise defined in this Amendment shall have the respective meanings assigned to them in the Credit Agreement.

The Borrower and Guarantors have requested that the Administrative Agent and the Lenders amend the Credit Agreement in order to except certain debt permitted under the Credit Agreement from the negative covenant prohibiting the Loan Parties from entering into restrictive agreements, and the Lenders and the Administrative Agent have agreed to do so.

NOW, THEREFORE, in consideration of the Recitals and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Guarantors, the Administrative Agent and the Lenders, intending to be legally bound hereby, agree as follows:

SECTION 1.  Recitals.  The Recitals are incorporated herein by reference and shall be deemed to be a part of this Amendment.

SECTION 2.  Amendment to Credit Agreement.  The Credit Agreement is hereby amended as set forth in this Section 2.

SECTION 2.01.  Amendment to Section 5.29.  Section 5.29 is hereby amended and restated as follows:

SECTION 5.29.                                        No Restrictive Agreement.  No Loan Party will, nor will any Loan Party permit any of its Subsidiaries to, enter into, after the date of this Agreement, any indenture, agreement, instrument or other arrangement that, directly or indirectly, prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, any of the following by the Loan Party or any such Subsidiary:  (i) the incurrence or payment of Debt, (ii) the granting of Liens (other than normal and customary restrictions on the granting of Liens on Capital Securities issued by a Person other than a Subsidiary in respect of any Portfolio Investment made in the ordinary course of business) or (iii) the making of loans, advances or Investments or the sale, assignment, transfer or other disposition of property, real, personal or mixed, tangible; except in each case for prohibitions and restraints (i) on SBIC Entities arising in the ordinary course of business as a result of Applicable Law and (ii) imposed pursuant to Debt incurred pursuant to Section 5.31(e) of this Agreement.  No Loan Party will, nor will any Loan Party permit any of its Subsidiaries to, enter into, after the date of this Agreement, any indenture, agreement, instrument or other arrangement that, directly or indirectly, prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, the ability of the Loan Party or any of its Subsidiaries to declare or pay Restricted Payments or other distributions in respect of Capital Securities of the Loan Party or any Subsidiary, except for prohibitions and restraints imposed pursuant to Debt incurred pursuant to Section 5.31(e) of this Agreement.

SECTION 4.                            Conditions to Effectiveness.  The effectiveness of this Amendment and the obligations of the Lenders hereunder are subject to the following conditions, unless the Required Lenders waive such conditions:

(a)                                 The Borrower shall have delivered to the Administrative Agent the following in form and substance satisfactory to the Administrative Agent:

(i)                                     duly executed counterparts of this Amendment signed by the Borrower, the Guarantors and the Required Lenders; and

(ii)                                  such other documents or items that the Administrative Agent, the Lenders or their counsel may reasonably request.

(b)                                 The Borrower shall have paid to the Administrative Agent, upon application with appropriate documentation, all reasonable costs and expenses of the Administrative Agent, including reasonable fees, charges and disbursements of counsel for the Administrative Agent, incurred in connection with this Amendment and the transactions contemplated herein.

SECTION 5.                            No Other Amendment.  Except for the amendment set forth above, the text of the Credit Agreement shall remain unchanged and in full force and effect.  On and after the

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Sixth Amendment Effective Date (as defined below), all references to the Credit Agreement in each of the Loan Documents shall hereafter mean the Credit Agreement as amended by this Amendment.  This Amendment is not intended to effect, nor shall it be construed as, a novation.  The Credit Agreement and this Amendment shall be construed together as a single agreement.  This Amendment shall constitute a Loan Document under the terms of the Credit Agreement.  Nothing herein contained shall waive, annul, vary or affect any provision, condition, covenant or agreement contained in the Credit Agreement, except as herein amended, nor affect nor impair any rights, powers or remedies under the Credit Agreement as hereby amended.  The Lenders and the Administrative Agent do hereby reserve all of their rights and remedies against all parties who may be or may hereafter become secondarily liable for the repayment of the Notes.  The Borrower and Guarantors promise and agree to perform all of the requirements, conditions, agreements and obligations under the terms of the Credit Agreement, as heretofore and hereby amended, the Credit Agreement, as amended, and the other Loan Documents being hereby ratified and affirmed.  The Borrower and Guarantors hereby expressly agree that the terms of the Credit Agreement, as amended hereby, and the other Loan Documents are in full force and effect.

SECTION 6.                            Representations and Warranties.  The Borrower and Guarantors hereby represent and warrant to each of the Lenders as follows:

(a)                                 No Default or Event of Default under the Credit Agreement or any other Loan Document has occurred and is continuing unwaived by the Lenders on the date hereof, or shall result from this Amendment.

(b)                                 The Borrower and the Guarantors have the power and authority to enter into this Amendment and to do all acts and things as are required or contemplated hereunder to be done, observed and performed by them.

(c)                                  This Amendment has been duly authorized, validly executed and delivered by one or more authorized officers of the Borrower and the Guarantors and constitutes the legal, valid and binding obligations of the Borrower and the Guarantors enforceable against them in accordance with its terms.

(d)                                 The execution and delivery of this Amendment and the performance by the Borrower and the Guarantors hereunder do not and will not require the consent or approval of any regulatory authority or governmental authority or agency having jurisdiction over the Borrower, or any Guarantor, nor be in contravention of or in conflict with the articles of incorporation, bylaws or other organizational documents of the Borrower, or any Guarantor that is a corporation, the articles of organization or operating agreement of any Guarantor that is a limited liability company, or the provision of any statute, or any judgment, order or indenture, instrument, agreement or undertaking, to which any Borrower, or any Guarantor is party or by which the assets or properties of the Borrower and the Guarantors are or may become bound.

SECTION 7.                            Counterparts; Governing Law.  This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which, taken

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together, shall constitute one and the same agreement.  This Amendment shall be construed in accordance with and governed by the laws of the State of North Carolina.

SECTION 8.                            Amendment.  This Amendment may not be amended or modified without the written consent of the Lenders.

SECTION 9.                            Effective Date.  The date on which the conditions set forth in this Amendment have been satisfied shall be the “Sixth Amendment Effective Date” of this Amendment.

SECTION 10.                     Further Assurances.  The Loan Parties agree to promptly take such action, upon the request of the Administrative Agent, as is necessary to carry out the intent of this Amendment.

SECTION 11.                     Consent by Guarantors.  The Guarantors consent to the foregoing amendments.  The Guarantors promise and agree to perform all of the requirements, conditions, agreements and obligations under the terms of the Credit Agreement, as hereby amended, said Credit Agreement, as hereby amended, being hereby ratified and affirmed.  In furtherance and not in limitation of the foregoing, the Guarantors acknowledge and agree that the “Guaranteed Obligations” (as defined in the Credit Agreement) include, without limitation, the indebtedness, liabilities and obligations evidenced by the Notes and the Advances made under the Credit Agreement as hereby amended.  The Guarantors hereby expressly agree that the terms of the Credit Agreement, as hereby amended, are in full force and effect.

SECTION 12.                     Severability.  Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 13.                     Notices.  All notices, requests and other communications to any party to the Loan Documents, as amended hereby, shall be given in accordance with the terms of Section 9.01 of the Credit Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered, or have caused their respective duly authorized officers and representatives to execute and deliver, this Amendment as of the day and year first above written.

BORROWER

MAIN STREET CAPITAL CORPORATION

By:	/s/ Dwayne L. Hyzak
Name:	Dwayne L. Hyzak
Title:	Chief Financial Officer

INITIAL GUARANTOR

MAIN STREET CAPITAL PARTNERS, LLC

By:	/s/ Dwayne L. Hyzak
Name:	Dwayne L. Hyzak
Title:	Chief Financial Officer

INITIAL GUARANTOR

MAIN STREET EQUITY INTERESTS, INC.

By:	/s/ Dwayne L. Hyzak
Name:	Dwayne L. Hyzak
Title:	Chief Financial Officer

COMMITMENTS:	ADMINISTRATIVE AGENT AND LENDER

Revolver Commitment:	BRANCH BANKING AND TRUST COMPANY
$50,000,000

	By:	/s/ William B. Keene
	Name:	William B. Keene
	Title:	Vice President

LENDERS

Revolver Commitment:	REGIONS BANK
$50,000,000

	By:	/s/ Larry C. Stephens
	Name:	Larry C. Stephens
	Title:	Senior Vice President

Revolver Commitment:	FROST BANK
$50,000,000

	By:	/s/ Brenda Murphy
	Name:	Brenda Murphy
	Title:	Market President

Revolver Commitment:	CAPITAL ONE, N.A.
$37,500,000

	By:	/s/ Don Backer
	Name:	Don Backer
	Title:	Senior Vice President

Revolver Commitment:	TEXAS CAPITAL BANK
$25,000,000

	By:	/s/ Eric Luttrell
	Name:	Eric Luttrell
	Title:	Senior Vice President

Revolver Commitment:	CADENCE BANK, N.A.
$25,000,000

	By:	/s/ Bill Bobbora
	Name:	Bill Bobbora
	Title:	Senior Vice President

Revolver Commitment:	AMEGY BANK N.A.
$20,000,000

	By:	/s/ Timothy Zawinsky
	Name:	Timothy Zawinsky
	Title:	Vice President

Revolver Commitment:	ROYAL BANK OF CANADA
$20,000,000

	By:	/s/ Tim Stephens
	Name:	Tim Stephens
	Title:	Authorized Signatory

Revolver Commitment:	RAYMOND JAMES BANK, N.A.
$10,000,000

	By:	/s/ Joseph A. Ciccolini
	Name:	Joseph A. Ciccolini
	Title:	Vice President – Senior Corporate Banker